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Exhibit 5

        [LETTERHEAD OF AQUILA, INC.]

September 25, 2001

Aquila, Inc.
20 West Ninth Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

        I am Senior Vice President, General Counsel and Corporate Secretary of Aquila, Inc., a Delaware corporation ("Aquila"). I am providing this legal opinion in connection with the preparation and filing by Aquila of a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933 and any amendments thereto for the registration under the Securities Act of $500,000,000 aggregate principal amount of 11.875% Senior Notes due July 1, 2012 of Aquila (the "Notes"). The Notes are to be issued under an Indenture, dated as of August 24, 2001, as amended and supplemented by the First Supplemental Indenture, dated as of February 28, 2002, and the Second Supplemental Indenture, dated as of July 3, 2002 (the "Indenture"), between Aquila and Bank One Trust Company, N.A., as trustee (the "Trustee").

        I am of the opinion that when the Notes have been executed and authenticated in accordance with the terms of the Indenture and delivered in the manner described in the Registration Statement, such Notes will constitute valid and binding obligations of Aquila, enforceable against Aquila in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws now or later in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

        I consent to the reference to my name in the Prospectus included as a part of the Registration Statement under the caption "Legal Opinions," and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ LESLIE J. PARRETTE, JR. Leslie J. Parrette, Jr., Esq. Senior Vice President, General Counsel and Corporate Secretary Aquila, Inc.

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  Exhibit 5